UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 19, 2025

Penske Automotive Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12297	22-3086739
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2555 Telegraph Road,
Bloomfield Hills, Michigan		48302
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		248-648-2500

Not Applicable
Former name or former address, if changed since last report

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Voting Common Stock, par value $0.0001 per share	PAG	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 19, 2025, a wholly owned subsidiary of Penske Automotive Group, Inc. (the “Company”) purchased all of the membership interests of Penske Motor Group, LLC and thereby acquired four franchised automotive dealerships: Longo Toyota and Longo Lexus located in El Monte, California, Lexus Stevens Creek located in Stevens Creek, California, and Longo Toyota of Prosper located in Prosper, Texas (collectively, the “Dealerships”).

This transaction was completed via a Membership Interests Purchase Agreement (the “Purchase Agreement”) by and among (i) GWOOD 2 LLC (“GWood”), (ii) Penske Automotive Holdings Corp. (“PAHC”), (iii) Douglas Eroh (collectively with GWood and PAHC, “Seller Owners”), (iv) PMG 1 Holdings, LLC (“Seller,” and together with Seller Owners, the “Seller Group”), (v) Penske Motor Group, LLC (“PMG”), (vi) D. Longo, LLC (“D. Longo”), (vii) El Monte Automotive Group, LLC (“EMAG”), (viii) S J Automotive, LLC (“SJA”), (ix) LTP Automotive, LLC (“LTPA”, and, collectively with D. Longo, EMAG and SJA, the “Operating Companies”; PMG and the Operating Companies are collectively referred to as the “Group Companies”) and (x) PAG TL1, LLC, our wholly owned subsidiary (“Buyer”). Seller, the holding company of PMG and the four Dealerships, is owned 5% by Mr. Eroh, 25.65% by PAHC, a wholly owned subsidiary of Penske Corporation (as further discussed below), and 69.35% by GWood, which is owned by an affiliate of Greg Penske (the Vice Chair of our Board of Directors (the “Board”) and the son of Roger S. Penske, our Chair and Chief Executive Officer, as further discussed below). The aggregate purchase price under the Purchase Agreement was $519,423,000 (the “Purchase Price”), including $47,673,000 for the estimated net worth (tangible assets and liabilities) of PMG as of the closing date (the “Estimated Net Worth”), subject to certain post-closing adjustments. The Company paid $363,596,100 of the Purchase Price in cash and $155,826,900 pursuant to a 4.5% senior subordinated promissory note (the “Note”) issued by Buyer to Seller. The Note is unsecured and was issued on November 19, 2025 and has a three-year term (subject to Buyer’s right to prepay the Note in whole or in part at any time at its option without premium or penalty) and customary events of default. The Company has also guaranteed Buyer’s obligations under the Note and the Purchase Agreement. Under the terms of the Purchase Agreement, the Purchase Price may be increased or decreased after the closing based on the finally determined net worth of PMG as of the closing date, compared to the Estimated Net Worth, in each case as determined in accordance with the terms of the Purchase Agreement.
The Purchase Agreement contains customary representations and warranties made by each member of the Seller Group and Buyer. Buyer and the Seller Group have also agreed to various covenants in the Purchase Agreement, including customary non-solicitation and non-competition covenants by Seller Group. Buyer and the Seller Group have agreed to indemnify one another against certain specified losses, subject to customary exceptions and limitations.
Our Board’s approval of this transaction was subject to the recommendation of a special committee of independent members of the Board, which reviewed and negotiated the terms of this transaction, retained its own legal and financial advisors, McGuireWoods LLP and Houlihan Lokey Capital, Inc., respectively, and which possessed the authority to reject the transactions contemplated by the Purchase Agreement. The Company retained Freshfields US LLP as its legal advisor. The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which will be filed with the Company’s 2025 Annual Report on Form 10-K.

Real Estate.
The Group Companies own no real property and the Operating Companies each lease their premises and certain facilities under customary triple-net leases or subleases. Under certain of these leases (as further discussed below), GWood and certain affiliates of PAHC serve as the landlords or sublandlords of the Operating Companies.

D. Longo leases its dealership premises from Penske Realty, Inc. (“Penske Realty”), a wholly owned subsidiary of Penske Corporation, pursuant to a lease expiring June 30, 2027, and D. Longo has three five-year options to extend the term of the lease. This lease requires a base rental payment of $245,000 per month (or $4,655,000 from December 1, 2025 through the remaining initial term). Upon the exercise of each renewal option, the monthly base rent will be adjusted based on any increase in the applicable consumer price index (the “CPI”) over a specified period, subject to a cap on any increase.

EMAG subleases its dealership premises from D. Longo, which in turn subleases the premises from Penske Realty, which ultimately leases the premises from an independent third party landlord, pursuant to a lease expiring June 30, 2027 (the “Prime Lease”). EMAG has three five-year options to extend the term of its sublease and correspondingly cause Penske Realty to extend the term of the Prime Lease. The third party landlord is owed a base rental payment of $246,786 per month (or $4,688,592 from December 1, 2025 through the remaining initial term). Upon the exercise of each renewal term of the Prime Lease and corresponding renewal of EMAG’s sublease, EMAG’s monthly base rental obligations will be adjusted based on any increase in the applicable CPI over a specified period, subject to a cap on any increase.
SJA leases its primary dealership premises from GWood pursuant to a lease expiring July 8, 2034, and SJA has two five-year options to extend the term of the lease. This lease requires a current base rental payment of $174,088 per month, subject to an increase on July 1, 2029 based on any increase in the applicable CPI over a specified period, subject to a cap on any increase. Assuming no CPI increases, this lease would require base rental payments of approximately $17,971,000 from December 1, 2025 through the remaining initial term. Upon the exercise of the first renewal option only, the monthly rent shall be adjusted to the then fair market value of the land and improvements, subject to a specified cap, for the duration of both option periods.

LTPA leases its dealership premises from GWood pursuant to a lease expiring October 31, 2037, and LTPA has two five-year options to extend the term of the lease. This lease requires a current base rental payment of $154,500 per month, subject to an increase on July 1, 2029 based on any increase in the applicable CPI over a specified period, subject to a cap on any increase. Assuming no CPI increases, this lease would require base rental payments of approximately $22,093,500 from December 1, 2025 through the remaining initial term. Upon the exercise of the first renewal option only, the monthly rent shall be adjusted to the then fair market value of the land and improvements, subject to a specified cap, for the duration of both option periods.

Related Party Disclosure.
The following disclosure provides a brief description of certain related party arrangements between us, Penske Corporation and PTS (as defined below). For additional disclosure, see the “Related Party Transactions” section of our proxy statement filed on March 20, 2025, which is incorporated herein by reference.

Stockholders Agreement. Entities affiliated with Roger S. Penske, our Chair of the Board and Chief Executive Officer, are parties to a stockholders agreement described below. Mr. Penske is also Chair of the Board and Chief Executive Officer of Penske Corporation (“PC”), and, through entities affiliated with PC, our largest stockholder. The parties to the stockholders agreement are Mitsui & Co., Ltd., Mitsui & Co, (USA), Inc. (together, “Mitsui”), PC and Penske Automotive Holdings Corp. (collectively the “Penske companies”). Pursuant to the stockholders agreement, which expires March 26, 2030, in connection with any shareholder election of directors of the Company, the Penske companies agreed to vote their shares for two directors who are representatives of Mitsui as long as Mitsui owns in excess of 20% of our outstanding common stock, and for one director as long as Mitsui owns in excess of 10% of our outstanding common stock. Mitsui agreed to vote its shares for up to fourteen directors voted for by the Penske companies. In addition, the Penske companies agreed that if they transfer any of our shares of common stock, Mitsui would be entitled to “tag along” by transferring a pro rata amount of its shares upon similar terms and conditions, subject to certain limitations. We and Mitsui have agreed that Mitsui has a right to (1) an observer at all of our

Board meetings so long as Mitsui owns at least 2.5% of our outstanding common stock, and (2) designate a senior executive so long as Mitsui owns at least 10% of our outstanding common stock.

Voting Agreement. On January 23, 2024, we entered into a voting agreement (the “Voting Agreement”) with PC pursuant to which PC agreed, on each matter brought to a vote at any annual or special meeting of our stockholders and in connection with any action proposed to be taken by consent of our stockholders in lieu of a meeting, to vote all shares of voting common stock, or other voting or equity securities of ours which could be issued (together with the voting common stock, the “Voting Securities”) beneficially owned by PC, that, together with the Voting Securities held by Roger S. Penske and any entity that Roger S. Penske controls, exceed 43.57% of the outstanding Voting Securities (the “Excess Voting Securities”), in the same proportion as all votes cast by stockholders other than PC, Roger S. Penske or any entity that Roger S. Penske controls (except as otherwise required by the existing Stockholders Agreement described above). Any Voting Securities that are not Excess Voting Securities may be voted at the discretion of PC. The Voting Agreement will terminate per its terms at the time that PC ceases to beneficially own 30% or more of the Voting Securities then outstanding.

Registration Rights Agreements. Both the Penske companies and Mitsui possess registration rights pursuant to which they are able on two remaining occasions each to register all or part of our common stock held by them, subject to specified limitations. They are also entitled to request inclusion of all or any part of their common stock in any registration of securities by us on Forms S-1 or S-3 under the Securities Act of 1933, as amended.

Other Related Party Interests. Several of our directors and officers are affiliated with PC or related entities. The Vice Chair of our Board, Greg Penske, is the son of our CEO, Roger S. Penske, and Greg Penske also serves as a director of PC. Robert H. Kurnick, Jr., our President and a Director, is also the Vice Chair and a Director of PC and an Advisory Board member of PTS. Mr. Denker, our Executive Vice President – Human Resources is the President of PC. Mr. Eisenson, one of our directors, is a director of PC and an Advisory Board member of PTS. In 2024, we were reimbursed approximately three percent of the base salary of Shane Spradlin, our General Counsel, by PC to reflect his efforts on behalf of PC affiliates. These employees or directors may receive salary, bonus or other compensation from PC or its affiliates unrelated to their service to the Company.

Penske Transportation Solutions. We hold a 28.9% ownership interest in Penske Truck Leasing Co., L.P (“PTL”). PTL is owned 41.1% by PC, 28.9% by us, and 30.0% by Mitsui. Penske Transportation Solutions (“PTS”) is the universal brand name for PTL’s various business lines through which it is capable of meeting customers’ needs across the supply chain with a broad product offering that includes full-service truck leasing, truck rental and contract maintenance, along with logistics services such as dedicated contract carriage, distribution center management, freight management and dry van truckload carrier services.

The PTS partnership agreement, among other things, provides us with specified partner distribution and governance rights and restricts our ability to transfer our interest. PTS has an eleven member Advisory Board. We have the right to appoint one Advisory Board member and the right to an observer for any Board committees. Mr. Kurnick, our President, serves as our representative. Lisa Davis, one of our directors, was also appointed to the Advisory Board. We have the right to pro rata quarterly distributions equal to at least 50% of PTS’s consolidated net income and have minority rights which require our and/or Mitsui’s consent for certain actions taken by PTS as specified in the partnership agreement.

We may transfer our directly owned interests with the unanimous consent of the other partners, or if we provide the remaining partners with a right of first offer to acquire our interests, except that we may transfer up to 9.02% of our interest to PC without complying with the right of first offer to the remaining partner. We and PC have previously agreed that (1) in the event of any transfer by PC of their partnership interests to a third party, we will be entitled to “tag-along” by transferring a pro rata amount of our partnership interests on similar terms and conditions, and (2) PC is entitled to a right of first refusal in the event of any transfer of our partnership interests, subject to the terms of the partnership agreement. Additionally, PTS has agreed to indemnify the general partner for any actions in connection with managing PTS, except those taken in bad faith or in violation of the partnership agreement. The partnership agreement allows PC to give notice to require PTS to begin to effect an initial public offering of equity securities, subject to certain limitations, as soon as practicable after the first anniversary of the initial notice, and we and Mitsui have a similar right to require PTS to begin an initial public offering of equity securities, subject to certain limitations, as soon as reasonably practicable.

In 2024, we received $98.4 million from PTS in pro rata cash distributions. Our Chair and Chief Executive Officer also serves as Chair of PTS, for which he is compensated by PTS. As a limited partner, we do not influence or control the amount of that compensation. In 2024, our business unit operating retail commercial truck dealerships, Premier Truck Group (“PTG”), assisted in providing customer financing arrangements at several PTS used truck sales centers in the United States and Canada generating $3.7 million in net commissions to PTG in 2024. We closed one of our U.S. CarShop locations and in August 2024, we assigned the real property lease with a monthly rent of $62,500 from a third party landlord through April 2036 for that location to PTS. We also leased PTS the fixed assets relating to that site for a period co-terminus with the underlying lease for $52,500 per month, which lease also provided PTS with a purchase right of those assets at their election, which election was exercised in September 2025 for $16.0 million. We received $210,000 from PTS under that lease in 2024. In December, 2024, we sold substantially all of the assets and real property relating to a collision and body shop repair facility operated by PTG in Eagan, Minnesota to PTS for $6.9 million. In February 2025, PTG and PTS entered into a consignment agreement whereby PTS may consign certain commercial vehicles to PTG dealerships for sale. Upon a sale of a vehicle, PTG collects a mutually agreed wholesale price per vehicle and is reimbursed certain other expenses.

Our Australian subsidiary, Penske Transportation Group International, owns an approximately 28% interest in a joint venture with a PTS subsidiary to lease trucks in Australia and New Zealand. The joint venture combines our sales expertise in Australia with PTS’s truck leasing experience. We continue to be party to a stockholder’s agreement relating to this investment that provides us with specified distribution and governance rights and restricts our ability to transfer our interests.

Other Transactions. From time to time, we pay to and/or receive fees from PC and its affiliates for services rendered in the normal course of business, including payments to third parties by PC on our behalf which we then reimburse to them, payments to third parties made by us on behalf of PC which they then reimburse to us, shared office expenses, shared employee expenses and payments relating to the use of aircraft from Penske Jet, a division of PC. These transactions are reviewed periodically by our Audit Committee and reflect the provider’s cost, or an amount mutually agreed upon by both parties. Aggregate payments relating to such transactions amounted to $5.8 million paid by us in 2024.

We are party to a license agreement with an affiliate of PC for a license of the “Penske Automotive” name. This agreement provides us with a perpetual license of the name “Penske Automotive” and related trade names so long as PC and its affiliates own in excess of 20% of our outstanding common stock and we adhere to the other terms of the license agreement.

From time to time, we enter into arrangements with PTS and/or other PC affiliates and third-party vendors to achieve the benefits of scale or synergy opportunities as between the companies. For example, we aggregate several Penske entities in connection with sourcing certain telecommunications services to achieve the benefits of scale. Our officers, directors and their affiliates periodically purchase, lease or sell vehicles and parts from us or PTS at fair market value. This includes purchases and sales of trucks, logistics and other services and parts as between our subsidiaries and those of PTS (in 2024, principally consisting of purchases of $34.9 million of trucks and parts by PTS from our PTG subsidiaries, and purchases of $5.0 million of used trucks and towing services by PTG from PTS).

In 2025, we sponsored the Porsche Penske Motorsport Program, a collaboration between Dr. Ing. h.c. F, Porsche Aktiengesellschaft (“Porsche”) and Penske Racing a cost of $4.0 million per year which provides us the benefits of being a sponsor of the Porsche Penske Motorsport racing team in the IMSA WeatherTech SportsCar Championship and FIA World Endurance Championship, including certain marketing, branding and promotional rights. Additionally, we have the opportunity to share motorsport experiences with our customers, including through hospitality packages, Porsche driving experiences, and access to Porsche’s global customer experience centers.

We and PC share a joint corporate office which we own. We are party to a ten-year lease expiring October 31, 2031 with PC for the office space it uses in the corporate building based on a triple net per square foot basis which is subject to change from year to year, which also includes one five-year option. In 2024, PC paid us $870,444 pursuant to that lease. We are party to a lease expiring June 1, 2027, with an affiliate of Penske Racing in Mannheim, Germany. The lease requires a payment of $6,537 per month (or $111,129 over the remaining period beginning January 1, 2025) plus applicable VAT payments which provides us the right to store vehicles on their property.

In June 2008, RP Automotive, an affiliate of Roger Penske, Jr., the son of our Chair and CEO, purchased two of our subsidiaries operating six franchises in California. In connection with these transactions, the former subsidiaries continue to lease certain fixed assets from us. One of the leases has a term expiring in December 2037 with annual rent of $289,000 per year (or $2.3 million over the remaining period), and the second lease has a term expiring in February 2027 with annual rent of $219,000 per year (or $0.6 million over the remaining period).

Item 7.01 Regulation FD Disclosure.

On November 19, 2025, we issued a press release announcing the transaction set forth above pursuant to a press release furnished as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated November 19, 2025.
104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Penske Automotive Group, Inc.

November 19, 2025	By:	/s/ Shane M. Spradlin
Name: Shane M. Spradlin
Title: Executive Vice President